Exhibit 99.1

Spirit Airlines Reports May 2016 Traffic

MIRAMAR, Fla., (June 8, 2016) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for May 2016.

Traffic (revenue passenger miles) in May 2016 increased 24.8 percent versus May 2015 on a capacity (available seat miles) increase of 24.0 percent. Load factor for May 2016 was 87.2 percent, an increase of 0.6 percentage points compared to May 2015. Spirit's preliminary systemwide completion factor for May 2016 was 98.6 percent.
The following table summarizes Spirit's traffic results for May and year-to-date 2016 compared to the same period last year.

	May 2016	May 2015	Change
Revenue passenger miles (RPMs) (000)	1,929,429	1,545,610	24.8%
Available seat miles (ASMs) (000)	2,213,560	1,784,852	24.0%
Load factor	87.2%	86.6%	0.6 pts
Passenger flight segments	1,952,877	1,560,042	25.2%
Average stage length (miles)	970	970	—%
Total departures	13,106	11,050	18.6%

	YTD 2016	YTD 2015	Change
Revenue passenger miles (RPMs) (000)	8,741,587	6,992,895	25.0%
Available seat miles (ASMs) (000)	10,278,641	8,213,478	25.1%
Load factor	85.0%	85.1%	(0.1) pts
Passenger flight segments	8,689,787	6,982,537	24.5%
Average stage length (miles)	986	984	0.2%
Total departures	60,565	50,542	19.8%

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our Fit Fleet™, the youngest fleet of any major US airline, we operate more than 400 daily flights to 56 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

###